                                                                       Exhibit F

                           CERTIFICATE OF DESIGNATION
                     (Series C Convertible Preferred Stock)

Mark Josipovich certifies that he is the President and Secretary of The Bluebook International Holding Company, a Delaware corporation (hereinafter referred to as the "Company"), and that, pursuant to the Company's Certificate of Incorporation, as amended, and Section 151 of the General Business Corporation Law, the Board of Directors of the Company adopted the following resolutions effective as of August 19, 2002; and that none of the shares of Series C Convertible Preferred Stock referred to in this Certificate of Designation have been issued.

Creation of Series C Convertible Preferred Stock

1. There is hereby created a series of preferred stock consisting of 4,997,950 shares and designated as the Series C Convertible Preferred Stock (the "Preferred Stock"), having the voting powers, preferences, relative, participating, limitations, qualifications, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

Repurchase Provisions

2. Beginning on the earlier of (a) the fourth anniversary of the date this Certificate is filed with the Delaware Secretary of State (the "Effective Date"), or (b) a "Liquidation" (as defined in Section 4 below); and continuing until the sixth anniversary of the Effective Date, the holder shall have the absolute right to require the Company to repurchase all or a portion of the Preferred Stock then outstanding at any time at a purchase price of $0.959241 per share (the "Repurchase Price"), by delivering notice in writing thereof to the Company setting forth the number of shares of Preferred Stock to be redeemed (the "Redeemable Stock"), together with the original share certificate(s) for such Redeemable Stock, duly endorsed to the Company, to be held in trust until the Repurchase Price is paid to the holder pursuant to this Section 2. Ninety
(90) days following receipt of such notice (the "Redemption Date"), the Company shall redeem the Redeemable Stock at the Repurchase Price in the following amounts, and on the following dates: one-third (1/3) of the Redeemable Stock on the Redemption Date, one-third (1/3) of the Redeemable Stock one hundred eighty
(180) days following the Redemption Date, and one-third (1/3) of the Redeemable Stock three hundred sixty-five (365) days following the Redemption Date. The effective date of the repurchase shall be the date that the Company delivers the Repurchase Price to the holder in the form of a certified check or bank draft.

Conversion Provisions

3. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

Conversion

   (a) Right to Convert. Subject to paragraph (d) hereof, all Preferred Stock held by that holder shall be convertible at the option of the holder into such number of shares of common stock of the Company ("Common Stock") as is calculated by the Conversion Rate (as hereinafter defined). The

               Conversion Rate, subject to adjustment as provided in paragraph
               (e) hereof, shall be one share of common stock for each share of Preferred Stock. (as adjusted for stock splits, stock combinations, other recapitalizations and the like).

         (b) Method of Conversion. In order to convert Preferred Stock into shares of Common Stock, a holder of Preferred Stock shall

               (A) complete, execute and deliver to the Company and the
                   Company's then existing Transfer Agent, currently GLOBAL SECURITIES TRANSFER, INC. (the "Transfer Agent") the conversion certificate attached hereto as Schedule 1 (the "Notice of Conversion"), and

               (B) surrender the original certificate or certificates
                   representing the Preferred Stock being converted (the "Converted Certificate") to the Transfer Agent.

               The Notice of Conversion shall be effective and in full force and effect for a particular date if delivered to the Company and the Transfer Agent on that particular date prior to 5:00 p.m., pacific time, by facsimile transmission or otherwise, provided that particular date is a business day, and provided that the original Notice of Conversion and the Converted Certificate are delivered to and received by the Transfer Agent within three (3) business days thereafter, and that particular date shall be referred to herein as the "Conversion Date". The person or persons entitled to receive the shares of Common Stock to be issued upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. If the original Notice of Conversion and the Converted Certificate are not delivered to and received by the Transfer Agent within three (3) business days following the Conversion Date, the Notice of Conversion shall become null and void as if it were never given and the Company shall, within two
               (2) business days thereafter, instruct the Transfer Agent to return to the holder by overnight courier any Converted Certificate that may have been submitted in connection with any such conversion. In the event that any Converted Certificate submitted represents a number of shares of Preferred Stock that is greater than the number of such shares that is being converted pursuant to the Notice of Conversion delivered in connection therewith, the Transfer Agent shall advise the Company to deliver a certificate representing the remaining number of shares of Preferred Stock not converted.

         (c) Absolute Obligation to Issue Common Stock. Upon receipt of a Notice of Conversion, the Company shall absolutely and unconditionally be obligated to cause a certificate or certificates representing the number of shares of Common Stock to which a converting holder of Preferred Stock shall be entitled as provided herein, which shares shall constitute fully paid and non-assessable shares of Common Stock and shall be issued to, delivered by overnight courier to, and received by such holder by the sixth (6/th/) business day following the Conversion Date. Such delivery shall be made at such address as such holder may designate therefor in its Notice of Conversion or in its written instructions submitted together therewith.

         (d) Minimum Conversion. No less than 1,000 shares of Preferred Stock may be converted at any one time by a particular holder, unless the holder then holds less than 1,000 shares and converts all such shares held by it at that time.

Adjustments to Conversion Rate

         (e) Conversion Adjustment During First Twelve (12) Months. In the event that the Company issues additional Common Stock or other securities convertible into Common Stock, except for "Excluded Stock" (defined below), during the first twelve (12) months following the Effective Date, the Conversion Rate shall be adjusted so that the initial price per share paid for the Series C Preferred, on an as-converted basis, shall equal the actual or implied price paid per share of Common Stock subsequently issued, on an as-converted basis, at the time such additional stock is issued (the "Subsequent Sale Price"), by subtracting one (1) from the Conversion Rate, then adding a fraction, the numerator of which is 0.959241 and the denominator of which is the Subsequent Sale Price, stated as an equation as follows:

                               X  =   Y - 1  +  (  0.959241 )
                                                -------------
                                                      Z

               where Y is the then applicable Conversion Rate and Z is the Subsequent Sale Price. Notwithstanding the foregoing, no adjustment shall be made that would cause the Conversion Rate to decrease. As used in this Section 3, "Excluded Stock" shall mean securities issued under an employee stock option plan of the Company approved by the Company's Board of Directors, or securities issued in connection with a bona fide acquisition approved by the Company's Board of Directors. An example of this calculation is set forth on Exhibit A attached hereto.

         (f) Conversion Adjustment Following First Twelve (12) Months. If at any time after the expiration of twelve (12) months following the Effective Date, the Company issues additional Common Stock or other securities convertible into Common Stock, except for Excluded Stock, then at the time the Series C Preferred is converted, Conversion Rate for such Series C Preferred then being converted shall be adjusted so that the initial price per share paid for such Series C Preferred, on an as-converted basis, shall equal the average actual or implied price paid per share of Common Stock subsequently issued, on an as-converted basis, at the time such additional stock is issued (the "Average Subsequent Sale Price"), by subtracting from the Conversion Rate one (1), then adding a fraction, the numerator of which is 0.959241 and the denominator of which is the Average Subsequent Sale Price, stated as an equation as follows:

                               X  =   Y - 1  +  (  0.959241 )
                                                -------------
                                                      Z

               where Y is the then applicable Conversion Rate (not including any previous adjustments made pursuant to this paragraph 3(f)) and Z is the

               Average Subsequent Sale Price. The Average Subsequent Sale Price shall be calculated by adding the total actual or implied sale price received by the Company for any securities received on or after the Effective Date (including the Series C Preferred) and dividing it by the total number of shares of Common Stock issued or to be issued, on an as-converted basis, as the result of securities issued on or after the Effective Date (including Series C Preferred). Notwithstanding the foregoing, no adjustment shall be made that would cause the Conversion Rate to decrease. An example of this calculation is set forth on Exhibit B attached hereto.

         (g) Contingent Conversion Adjustment on Second Anniversary. If the Company realizes gross revenue from the sale of the Company's products and services, plus gross profit from the sale of any other products, of less than $18,801,620 for the twelve-month period ending January 31, 2005, then the Conversion Rate shall be increased by 12.35294%. As used herein, "gross profit" shall mean gross revenue less costs of goods and services sold, based upon Generally Accepted Accounting Principals.

         (h) Conversion Adjustment Resulting from Series B. The initial Conversion Rate is based on the assumption that the 2,050 issued and outstanding shares of Series B Convertible Preferred Stock of the Company ("Series B Preferred") will convert into 1,227,540 shares of Common Stock. In the event that at the time the Series C Preferred is converted to Common Stock, the total number of Common Stock issued as a result of the conversion of Series B Preferred exceeds 1,227,540, then the Conversion Rate shall be adjusted to the then applicable Conversion Rate, plus a fraction stated as a decimal, the numerator of which is X (as defined below) and the denominator of which is 5,316,704. "X" is defined as follows:

                        0.163076 =   5,837,949 + X
                                   --------------------------------
                                    35,798,900 + (Y - 1,227,450)

               where "Y" is the total number of Common Stock issued as a result of the conversion of Series B Preferred.

               An example of this calculation is set forth on Exhibit A attached hereto.

         (i) Reclassification, Exchange and Substitution. If the Common Stock to be issued on conversion of the Preferred Stock shall be changed into the same or a different number of shares of the same or any other class or classes of stock, whether by capital reorganization, reclassification, reverse stock split or forward stock split or stock dividend or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Preferred Stock shall, upon its conversion be entitled to receive, in lieu of the Common Stock which the holders would have become entitled to receive but for such change, a number of shares of the same or such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Preferred Stock immediately before that change.

         (j) Reorganizations, Mergers, Consolidations or Sale of Assets. If at any time there shall be a capital reorganization of the Company's common stock

          (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 3) or merger of the Company into another corporation, or the sale of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Preferred Stock receive the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger, to which holders of the Common Stock deliverable upon conversion of the Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (including adjustment of the number of shares issued upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

     (k) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

     (l) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Preferred Stock pursuant to paragraphs 3(e), (g), (i) or (j) hereof, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Rate at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock

Liquidation Provisions

4. In the event of any of the following (each, a "Liquidation"): (a) liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (b) sale of all, or substantially all, of the assets of the Company to a party not controlled by or under common control with, the Company or holder, or (c) an acquisition or merger of the Company whereby more than fifty percent (50%) of the control of the Company is transferred to a party not controlled by or under common control with, the Company or holder; holders of Preferred Stock (prior to conversion) shall be entitled to receive, prior to any payments received by the holders of Series B Convertible Preferred Stock or any other equity stock, an amount equal to $0.959241 per share, plus any accrued and unpaid dividends. After the full preferential liquidation amount has been paid to, or determined and set apart for the Preferred Stock and all other series of preferred stock heretofore or hereafter authorized and issued, if any, the remaining assets of the Company available for distribution to shareholders shall be distributed ratably to the holders of the Common Stock, Preferred Stock and any other preferred stock, on an as-converted basis. In the event the assets of the Company available for distribution to its shareholders are insufficient to pay the full preferential liquidation amount per share required to be paid to the holders of Company's preferred stock, the entire amount of assets of the Company available for distribution to shareholders shall be paid up to their respective full liquidation amounts first to the holders of Series C Convertible Preferred Stock, respectively, then to holders of Series B Convertible Preferred Stock, then to any other series of preferred stock hereafter authorized and issued, all of which amounts shall be distributed ratably among holders of each such series of preferred stock, and the Common Stock shall receive nothing. Except as set forth above, a reorganization or any other consolidation or merger of the Company with or into any other corporation, or any other sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this
Section 4, and the Preferred Stock shall be entitled only to: (i) the rights provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction; (ii) the rights contained in the Delaware General Business Corporation Law; and (iii) the rights contained in other Sections hereof.

Dividend Provisions

5. The holders of shares of Preferred Stock shall be entitled to receive dividends as and when declared by the Company's Board of Directors in an amount equal to that which the holder would have received if the Preferred Stock had been converted to Common Stock pursuant to Section 3 above.

Reservation of Stock to be issued upon Conversion

6. The Company shall at all times reserve and keep available a sufficient number of Common Stock out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, then, in addition to all rights, claims and damages to which the holders of the Preferred Stock shall be entitled to receive at law or in equity as a result of such failure by the Company to fulfill its obligations to the holders hereunder, the Company will take any and all corporate or other action as may, in the opinion of its counsel, be helpful, appropriate or necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Notices

7. In the event of the establishment by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution, the Company shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified therein a notice specifying the date on which any such record is to be taken for the purpose of such distribution and the amount and character of such distribution.

8. Any notices required by the provisions hereof to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid and return receipt requested, and addressed to each holder of record at its address appearing on the books of the Company or to such other address of such holder or its representative as such holder may direct.

Voting Provisions

9. Except as otherwise expressly provided or required by law, the Preferred Stock shall have the same voting rights as Common Stock, with each share of Preferred Stock having that number of votes equal to the number of shares of Common Stock such holder would receive if the Preferred Stock was converted to Common Stock pursuant to Section 3 hereof on the record date. The Company shall not take the following actions without the consent of at least fifty percent (50%) of the issued and outstanding shares of Preferred Stock, which consent may be obtained in any manner in accordance with the Delaware Corporation Laws and the Company's Articles of Incorporation and Bylaws:

     (a) alter the rights or powers of the Preferred Stock in an adverse manner;

     (b) increase the authorized number of shares of Preferred Stock in excess of 5,316,704;

     (c) create any new class or series of stock or any other securities having a preference over or on parity with the Preferred Stock with respect to redemption, voting, dividend or liquidation; provided, however, this Section 9 shall not prohibit creating any class or series of stock with the same voting rights as Common Stock;

     (d) declare or pay dividends; or

     (e) incur indebtedness in an amount in excess of $2,000,000 during the period beginning on the Effective Date and ending on the second anniversary of the Effective Date.

Preemptive Rights

10. Each holder of Preferred Stock shall have the right to acquire any Common Stock or other securities convertible to Common Stock issued by the Company, except for "Non-Included Securities" (defined below) (collectively "Equity Securities"), as nearly as practicable in proportion to the percentage of ownership such holder has in the Common Stock of the Company, on an as-converted basis. The price to each holder shall be no less favorable than the price at which such shares, securities, options or rights are to be offered to other persons. The holders of Preferred Stock entitled to the preemptive right, the number of shares for which they have a preemptive right, and the manner in which such holder shall exercise such right shall be as set forth in this Section 10. As used herein, "Non-Included Securities" shall mean any of the following: (i) shares of Common Stock (or options therefore) issuable or issued to employees, consultants or directors pursuant to an employee stock option plan of the Company approved by the Company's Board of Directors, (ii) securities issued pursuant to a conversion or exercise of convertible or exercisable securities, provided any such issuance made after the Effective Date is approved by the Board of Directors without dissent, (iii) securities issued in connection with an acquisition of the Company, whether by merger, consolidation, sale of assets, sale of exchange of stock, or otherwise, and (iii) securities issued or issuable in connection with lease lines, bank financing or similar transactions with a non-equity, cash raising purpose approved by the Company's Board of Directors.

     (a) Determining Holders of Preferred Stock. The holders of Preferred Stock entitled to the preemptive right (each, a "Holder") and the number of shares for which such Holder shall have a preemptive right, shall be determined on the record date fixed by the Board of Directors not less than ten (10) nor more than sixty (60) days prior to the date such shares, securities, options or rights are issued to other persons.

     (b) Exercising Preemptive Right. The Company shall deliver written notice via certified U.S. Mail to the record Holders at the address maintained in the Company's record books (the "Preemption Notice") setting forth the material terms of an intended issuance of any Equity Securities. Each Holder shall have ten (10) days from the date of such Preemptive Notice to deliver written notice to the Company of its election to purchase its proportionate share of such Equity Securities. Such Holder shall enter into any agreements with respect to such Equity Securities and the purchase thereof as is entered into by such other purchasers. In such event, the Company shall issue such Holder's proportionate share of the Equity Securities to such Holder in exchange for the purchase price at the time of the issuance to the other purchasers. In the event that the material terms of the intended issuance change prior to issuance, the Company shall promptly give each Holder written notice thereof in the same manner as the delivery of the Preemption Notice, and each Holder shall reconfirm its prior election in writing within ten (10) days of such notice or such Holder shall be deemed to withdraw such Holder's election to purchase its proportionate share of such Equity Securities.

     (c) Termination. All rights set forth in this Section 10 shall terminate upon the public offering by the Company of any Common Stock pursuant to a registration statement filed with the SEC in accordance with the Securities Act, provided the Company includes is such registration statement the Common Stock issued upon conversion of the Preferred Stock prior to the date such registration statement is filed with the SEC.

     (d) Presumption of Compliance. In order to facilitate future reviews of the books and records of the Company, there shall be an irrefutable presumption that this Section 10 has been fully complied with by the
          Company: (a) absent a filing by any shareholder with the SEC (for instance, on a Schedule 13D) within 180 days following the end of any fiscal year of a document stating its belief that it was not issued the securities that it was entitled to during such fiscal year, with respect to all issuances during such year, and (b) absent the institution of litigation against the Company by any shareholder prior thereto, 180 days following the last date on which there has been any Preferred Stock outstanding, with respect to all issuances.

                         [signature begins on next page]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series C Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary this 19th day of August, 2002, who, by signing their names hereto, acknowledge that this Certificate of Designation is the act of the Company and state to the best of their knowledge, information and belief, under the penalties of perjury, that the above matters and facts are true in all material respects.

                  THE BLUEBOOK INTERNATIONAL HOLDING COMPANY, a Delaware corporation

                   /s/ Mark A. Josipovich
                  -------------------------------------
                  Mark Josipovich, President

                   /s/ Mark A. Josipovich
                  -------------------------------------
                  Mark Josipovich, Secretary

                                   SCHEDULE 1

                             CONVERSION CERTIFICATE
                   THE BLUEBOOK INTERNATIONAL HOLDING COMPANY
                      Series C Convertible Preferred Stock

The undersigned holder (the "Holder") is surrendering to The Bluebook International Holding Company, a Delaware corporation (the "Company"), one or more certificates representing shares of Series C Convertible Preferred Stock of the Company (the "Preferred Stock") in connection with the conversion of all or a portion of the Preferred Stock into shares of Common Stock, $0.0001 par value per share, of the Company (the "Common Stock") as set forth below.

1. The Holder understands that the Preferred Stock was issued by the Company pursuant to the exemption for registration under the United States Securities Act of 1933, as amended (the "Securities Act"), provided by Regulation D promulgated thereunder.

2. The Holder represents and warrants that all offers and sales of the Common Stock issued to the Holder upon such conversion of the Preferred Stock shall be made (a) pursuant to an effective registration statement under the Securities Act, (in which case the Holder represents that a prospectus has been delivered)
(b) in compliance with Rule 144, or (c) pursuant to some other exemption from registration.

       Number of Shares of Preferred Stock being Converted: __________________

       Applicable Conversion Rate: ___________________________________________

       Number of Shares of Common Stock To be issued: ________________________

       Conversion Date: ______________________________________________________

       Delivery instructions for certificates of Common Stock and for new certificates representing any remaining shares of Preferred Stock:

       __________________________________________________________________

       __________________________________________________________________

       __________________________________________________________________

       __________________________________________________________________

                                    _____________________________________
                                    Name of Holder - Printed

                                    _____________________________________
                                    Signature of Holder

                                    EXHIBIT A

EXAMPLE - Assume that six months after the Effective Date, the Company issued 1000 Shares of Series D Convertible Preferred Stock at a price of $0.80 per share, each share convertible into one share of Common Stock. Assume further that the then existing Conversion Rate is 1.

Formula for New Conversion Rate:

     X  =  Y - 1 + ( 0.959241 )
                   ------------
                        Z

     X  =  1 - 1 +  ( 0.959241 )
                    ------------
                        0.80

     X  =  0 + 1.1990512

     X  =  1.1990512

where Y is the then applicable Conversion Rate and Z is the Subsequent Sale
Price.

                                    EXHIBIT B

EXAMPLE - Assume that all 5,316,704 shares of Series C Preferred have been issued. Assume further that eighteen months after the Effective Date, the Company issued 1,000,000 Shares of Series D Convertible Preferred Stock at a price of $0.50 per share, each share convertible into one share of Common Stock. Assume further that twenty-four (24) months after the Effective Date, the Company issued 1,000,000 Shares of Series D Convertible Preferred Stock at a price of $1.00 per share, each share convertible into one share of Common Stock. Assume further that the then existing Conversion Rate is 1.

Formula for New Conversion Rate:

     X  =  Y - 1 + ( 0.959241 )
                    -----------
                        Z

     X  =  1 - 1 + ( 0.959241 ) / 5,100,000 +   500,000 + 1,000,000
                                  ---------------------------------
                                  5,316,704 + 1,000,000 + 1,000,000

     X  =      0 + ( 0.959241 ) / 6,600,000
                                  ---------
                                  7,316,704

     X  =      0 + ( 0.959241 )
                    -----------
                     0.9020455

     X  =      1.0634064

where Y is the then applicable Conversion Rate and Z is the Average Subsequent Sale Price.

                                    EXHIBIT C

EXAMPLE - Assume the 2050 Shares of Series B Preferred are converted into 3,000,000 shares of Common Stock rather than 1,227,450 shares of Common Stock prior to the date the Series C Preferred are converted into shares of Common Stock.

Formula for New Conversion Rate:

     0.1507  =                5,316,704 + X
                            ------------------------------
                             35,277,654 +   (Z - 1,227,450)

     0.1507  =                5,316,704 + X
                            -----------------------------
                             35,277,654 +       1,772,550

     0.1507  =                5,316,704 + X
                            ---------------
                             37,050,204

     37,050,204 (0.1507)  =  37,050,204    (    5,316,704 + X)
     -------------------     ----------    -------------------
              1                1         (37,050,204)

               5,583,466  = 5,316,704 + X

                    X   =  266,762

     The new conversion rate is calculated as 1 +  266,762  = 1.0501743
                                                  ---------
                                                5,316,704

     PROOF:

                                        5,316,704 +  266,762
                                       ----------------------------------------
            X  =                       35,277,654 + (3,000,000 - 1,227,450)

                                        5,583,466
                                       ----------
            X  =                       37,050,204

            X  =                       0.1507 or 15.07%
                                                 ======

                          CERTIFICATE OF DESIGNATION OF

                   THE BLUEBOOK INTERNATIONAL HOLDING COMPANY

                     (Series C Convertible Preferred Stock)

       The Bluebook International Holding Company, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

       A. The name of the Corporation is The Bluebook International Holding Company. The Corporation was originally incorporated under the name "Gama Computer Corporation". The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 18, 1997, as amended. The Corporation's original Certificate of Designation (Series C Convertible Preferred Stock) was filed with the Secretary of State of the State of Delaware on August 19, 2002.

       B. This Certificate of Amendment of Certificate of Designation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, and amends Article 1 of the Corporation's Certificate of Designation.

       C. Article 1 of the Certificate of Designation is hereby deleted and replaced with the following text:

       "There is hereby created a series of preferred stock consisting of 5,316,704 shares and designated as the Series C Convertible Preferred Stock (the "Preferred Stock"), having the voting powers, preferences, relative, participating, limitations, qualifications, option and other special rights and the qualifications, limitations and restrictions thereof that are set forth below."

       IN WITNESS WHEREOF, The Bluebook International Holding Company has caused this Certificate of Amendment of Certificate of Designation to be signed by Mark
A. Josipovich, a duly authorized officer of the Corporation, on December 18, 2002.

                                                  THE BLUEBOOK INTERNATIONAL
                                                  HOLDING COMPANY



                                                  /s/ Mark A. Josipovich
                                                  ------------------------------
                                                  Mark A. Josipovich
                                                  President and Chief
                                                  Executive Officer